EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Electro Scientific Industries, Inc.:

We consent to the incorporation by reference herein of our report dated June 28, 2004, with respect to the consolidated balance sheets of Electro Scientific Industries, Inc. and subsidiaries as of May 29, 2004 and May 31, 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended May 29, 2004 which report appears in the May 29, 2004 annual report on Form 10-k of Electro Scientific Industries, Inc.

/s/ KPMG LLP
Portland, Oregon
February 9, 2005